New Patriot Transportation Holding, Inc. 10-12B/A

Exhibit 10.1

TAX MATTERS AGREEMENT

by and between

FRP HOLDINGS, INC.

and

PATRIOT TRANSPORTATION HOLDING, INC.

Dated as of [ * ], 2014

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TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT is entered into as of the [*] day of [*], 2014, between FRP HOLDINGS, INC. (“FRP”), a Florida corporation, on behalf of itself and the members of the FRP Group, as defined below, and PATRIOT TRANSPORTATION HOLDING, INC. (“Patriot”), a Florida corporation, on behalf of itself and the members of the Patriot Group, as defined below.

RECITALS

WHEREAS, pursuant to the tax laws of various jurisdictions, certain members of the Patriot Group presently file certain tax returns on an affiliated, consolidated, combined, unitary, fiscal unity or other, group basis (including as permitted by Section 1501 of the Internal Revenue Code of 1986, as amended (the “Code”)) with certain members of the FRP Group;

WHEREAS, FRP and Patriot have entered into a Separation and Distribution Agreement, dated as of [*], 2014 (the “Separation Agreement”), providing for the separation of the Real Estate Businesses from the Transportation Business, pursuant to which (a) FRP will own, directly and through its subsidiaries, the Real Estate Business, and Patriot will own, directly and through its subsidiaries, the Transportation Business (the “Restructuring”), and (b) FRP will distribute to its shareholders of all of the common stock of Patriot that is held by FRP (the “Distribution”) and certain other matters;

WHEREAS, for U.S. federal income Tax purposes, it is intended that the Restructuring and the Distribution, taken together, shall qualify as a tax-free transaction under Sections 355(a) and 368(a)(1)(D) of the Code;

WHEREAS, FRP and Patriot desire to set forth their agreement on the rights and obligations of FRP, Patriot and the members of the FRP Group and the Patriot Group, respectively, with respect to (A) the allocation between the parties of liabilities for Taxes, as defined below, incurred in taxable periods beginning prior to, as a result of, and subsequent to the Distribution Date, as defined below, and (B) provide for and agree upon various other tax matters;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

Section 1.          Definitions.

(a)          As used in this Agreement:

“Active Business” shall mean an active trade or business relied upon to satisfy the requirements of Section 355 of the Code as set forth in the opinion being delivered by counsel in connection with the Distribution.

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“After-Tax Amount” shall mean an additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment, using the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to the recipient of such payment for the relevant Taxable year, reflecting, for example, the effect of the deductions available for interest paid or accrued and for Taxes, such as state and local income Taxes.

“AMT” shall mean the alternative minimum tax, within the meaning of Section 55 of the Code.

“Closing of the Books Method” shall mean the apportionment of items between portions of a Taxable period based on a closing of the books and records on the Distribution Date (as if the Distribution Date were the end of the Taxable period), provided that any items not susceptible to such apportionment shall be apportioned on the basis of elapsed days during the relevant portion of the Taxable period.

“Code” shall have the meaning ascribed thereto in the recitals.

“Combined Apportionment Factor” shall mean the apportionment factor reflected on the applicable consolidated, combined or unitary state or local income Tax return and utilized in computing the combined, consolidated or unitary state or local income Tax liability.

“Consolidated Federal Return” shall mean a Pre-Deconsolidation Period Return filed in respect of federal income Taxes by a Consolidated Group.

“Consolidated Group” shall mean any group consisting of (i) at least one member of the FRP Group that filed (or will file) any Pre-Deconsolidation Period Return that reflects the income, assets or operations of any member of the Patriot Group or (ii) at least one member of the Patriot Group that filed (or will file) any Pre-Deconsolidation Period Return that reflects the income, assets or operations of any member of the FRP Group.

“Consolidated State Return” shall mean a Pre-Deconsolidation Period Return filed in respect of state or local income Taxes by a Consolidated Group, including, for the avoidance of doubt, any combined state income tax return.

“Deconsolidation Date” shall mean with respect to a Return the date on which any member of the Patriot Group is no longer consolidated, combined or in a unitary relationship (as the case may be) with any member of the FRP Group in filing such Return.

“Distribution” shall have the meaning ascribed thereto in the recitals.

“Distribution Date” shall mean the date on which the Distribution occurs.

“Equity Securities” shall mean any stock or other securities treated as equity for tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

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“Final Determination” shall mean (i) with respect to federal income Taxes, (A) a “determination” as defined in Section 1313(a) of the Code, or (B) execution of an IRS Form 870-AD (or any successor form thereto), as a final resolution of Tax liability for any Taxable period, except that a Form 870-AD (or successor form thereto) that reserves the right of the taxpayer to file a claim for Refund or the right of the IRS to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved; (ii) with respect to Taxes other than federal income Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise; (iii) with respect to any Tax, any final disposition by reason of the expiration of the applicable statute of limitations; or (iv) with respect to any Tax, the payment of Tax by any member of the FRP Group or the Patriot Group, whichever is responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that the provisions of Section 13 hereof have been complied with, or, if such section is inapplicable, that the party responsible under the terms of this Agreement for such Tax is notified by the party paying such Tax that it has determined that no action should be taken to recoup such disallowed item, and the other party agrees with such determination.

“FRP” shall have the meaning ascribed thereto in the recital.

“FRP Assumed Liability Payment” means a payment by any member of the FRP Group in respect of a FRP Liability, as defined in the Separation Agreement.

“FRP Group” shall mean FRP and each of its direct and indirect Subsidiaries other than those entities comprising the Patriot Group.

“Group” shall mean the Patriot Group or the FRP Group, as appropriate.

“IRS” shall mean the Internal Revenue Service.

“Patriot” shall have the meaning ascribed thereto in the recitals.

“Patriot Group” shall mean shall mean Patriot and each of its direct and indirect Subsidiaries immediately after the Distribution, including any predecessors thereto.

“Person” shall have the meaning ascribed to it in Section 7701(a)(1) of the Code.

“Post-Deconsolidation Period” shall mean any Taxable period (or portion thereof) beginning after the Deconsolidation Date.

“Pre-Deconsolidation Period” shall mean any Taxable period (or portion thereof) ending on or before the Deconsolidation Date.

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“Refund” shall mean any refund of Taxes, including any reduction in Taxes by means of a credit, offset or otherwise.

“Return” shall mean any Tax return, statement, report, form, election, claim or surrender (including estimated Tax returns and reports, extension requests and forms, and information returns and reports) required to be filed with any Taxing Authority.

“Separate Group Tax Liability” shall mean (i) with respect to federal income Taxes, the product of a Group’s Separate Group Taxable Income, computed for federal income Tax purposes, and the highest federal income Tax rate imposed under the Code on the Taxable income of a corporation for the relevant Taxable period (or portion thereof), reduced by any Tax credits that the Group would be able to use if it were calculating its federal income Tax liability on a stand-alone basis and (ii) with respect to the Taxes of a particular state or locality, the product of the Group’s Separate Group Taxable Income and the Combined Apportionment Factor and the State Tax Rate, reduced by any applicable Tax credits that the Group would be able to use if it were calculating its Tax liability on a stand-alone basis.

“Separate Group Taxable Income” shall mean, with respect to a Group, such Group’s Taxable income computed as if such Group were a separate consolidated, combined or unitary group, and applying the Tax principles, including limitations and carryovers (excluding limits for charitable contributions and dividends received deduction, and accounting for deferred intercompany transactions consistent with the deferral and recognition rules of Treasury Regulations Section 1.1502-13 (or any successor rule) or analogous state or local rule), that would have been applicable to such Group had such Group never been part of the Consolidated Group or any other consolidated, combined or unitary group. In the context of state and local Tax, Separate Group Taxable Income shall be computed prior to the application of any apportionment formula.

“Separate Group Taxable Loss” shall mean, with respect to a Group, such Group’s Taxable loss computed as if such Group were a separate consolidated, combined or unitary group, and applying the Tax principles, including limitations and carryovers (excluding limits for charitable contributions and dividends received deduction, and accounting for deferred intercompany transactions consistent with the deferral and recognition rules of Treasury Regulations Section 1.1502-13 (or any successor rule) or analogous state or local rule), that would have been applicable to such Group had such Group never been part of the Consolidated Group or any other consolidated, combined or unitary group. In the context of state and local Tax, Separate Group Taxable Loss shall be computed prior to the application of any apportionment formula.

“Separation Agreement” shall have the meaning ascribed thereto in the recitals.

“State Tax Rate” shall mean, with respect to a particular state or locality, the highest applicable Tax rate imposed under applicable law on the Separate Group Taxable Income of the Group for the relevant Taxable period (or portion thereof).

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“Subsidiary” of any Person shall mean any corporation, partnership or other entity directly or indirectly owned more than 50 percent (by vote or value) by such Person.

“Tax” (and the correlative meaning, “Taxes,” “Taxing” and “Taxable”) shall mean (A) any tax imposed under Subtitle A of the Code, or any net income, gross income, gross receipts, alternative or add-on minimum, sales, use, business and occupation, value-added, trade, goods and services, ad valorem, franchise, profits, license, business royalty, withholding, payroll, employment, capital, excise, transfer, recording, severance, stamp, occupation, premium, property, asset, real estate acquisition, environmental, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by a Taxing Authority; or (B) any liability of a member of the FRP Group or the Patriot Group for the payment of any amounts described in clause (A) as a result of any express or implied obligation to indemnify any other Person.

“Tax Proceeding” shall mean any Tax audit, dispute or proceeding (whether administrative, judicial or contractual).

“Taxing Authority” shall mean any governmental authority (domestic or foreign), including, without limitation, any state, municipality, political subdivision or governmental agency, responsible for the imposition of any Tax.

(b)          All capitalized terms used but not defined herein shall have the same meanings as in the Separation Agreement. Any term used in this Agreement which is not defined in this Agreement or the Separation Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury regulations thereunder (as interpreted in administrative pronouncements and judicial decisions), or in comparable provisions of applicable law.

Section 2.          Sole Tax Sharing Agreement. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the FRP Group, on the one hand, and any member of the Patriot Group, on the other hand, shall be or shall have been terminated on or before the Distribution Date. Following the Distribution, neither the members of the Patriot Group nor the members of the FRP Group shall have any further rights or liabilities thereunder, and this Agreement shall be the sole Tax sharing agreements between the members of the Patriot Group, on the one hand, and the members of the FRP Group, on the other hand. FRP and Patriot shall act in good faith in the performance of this Agreement.

Section 3.          Federal Income Taxes.

(a)          Return Filing.

(i)          FRP shall have the exclusive obligation and right to prepare and file, or cause to be prepared and filed, Consolidated Federal Returns for which the Consolidated Group is required or permitted to file a Consolidated Federal Return for any Pre-Deconsolidation Period, using, inter alia, information previously provided by Patriot. Patriot shall maintain all necessary information to file a Consolidated Federal Return and shall provide FRP with all such necessary information in accordance with past practice and in no event later than 45 days before such return is due. Each member of the Consolidated Group shall execute and file such consents, elections and other documents as may be required or appropriate for the filing of such Consolidated Federal Returns.

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(ii)          To the extent that Patriot or any member of the Patriot Group is included in any Consolidated Federal Return for a Taxable period that includes the Distribution Date, FRP shall include in such Consolidated Federal Return the results of Patriot or of the member of the Patriot Group on the basis of the Closing of the Books Method.

(iii)          Subject to the provisions of Sections 3(b), 6 and 7, FRP shall pay, or cause to be paid, any and all federal income Taxes due or required to be paid with respect to, or required to be reported on, any such Consolidated Federal Return filed in accordance with Section 3(a)(i).

(b)          Allocated Tax Charge.

(i)          FRP shall be responsible for calculating the Separate Group Taxable Income or Separate Group Taxable Loss, as the case may be, for each Group included in a Consolidated Federal Return. Each Group included in a Consolidated Federal Return shall bear its Separate Group Tax Liability, if any. For purposes of such calculation, the deduction for state and local Taxes to which each Group is entitled will be determined in a manner consistent with Section 4 of this Agreement.

(ii)          If the Patriot Group included in the Consolidated Federal Return incurs a Separate Group Taxable Loss, FRP shall pay to the Patriot Group (A) the amount, if any, by which the federal income Taxes payable with respect to the Consolidated Federal Return are reduced by reason of the Patriot Group’s Separate Group Taxable Loss and (B) any Refund of federal income Taxes or other federal income Tax benefit attributable to such Separate Group Taxable Loss that is actually realized, in each case as determined by FRP in its sole discretion. To the extent the Patriot Group receives a payment from FRP in respect of a Separate Company Taxable Loss pursuant to this Section 3(b)(ii), such loss shall not be carried forward or carried back by the Patriot Group for purposes of determining Separate Group Taxable Income or Separate Group Taxable Loss in any other Taxable period (or portion thereof). To the extent the Patriot Group does not receive a payment from FRP in respect of a Separate Group Taxable Loss pursuant to this Section 3(b)(ii), such loss may be carried forward or carried back, subject to any applicable limitation with respect to carry forward or carry back losses, by the Patriot Group for purposes of determining Separate Group Taxable Income or Separate Group Taxable Loss in another Taxable period (or portion thereof).

(iii)          In the event a Consolidated Group incurs an AMT liability with respect to any Taxable period (or portion thereof), FRP shall be solely responsible for such liability. Any Tax benefit arising from the utilization of a consolidated federal AMT credit shall be for the sole benefit of FRP.

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Section 4.          State and Local Income Taxes.

(a)          Return Filing.

(i)          FRP shall prepare and file, or cause to be prepared and filed, Consolidated State Returns for which the Consolidated Group is required or permitted to file a Consolidated State Return using, inter alia, information previously provided by Patriot. Patriot shall maintain all necessary information to file a Consolidated State Return and shall provide FRP with all such necessary information in accordance with past practice and in no event later than 45 days before such return is due. Each member of the Consolidated Group shall execute and file such consents, elections and other documents as may be required or appropriate for the filing of such Consolidated State Returns.

(ii)          To the extent that Patriot or any member of the Patriot Group is included in any Consolidated State Return for a Taxable period that includes the Distribution Date, FRP shall include in such Consolidated State Return the results of Patriot or of the member of the Patriot Group on the basis of the Closing of the Books Method.

(iii)          Subject to the provisions of Sections 4(b), 6 and 7, FRP shall pay, or cause to be paid, any and all income Taxes due or required to be paid with respect to, or required to be reported on, any such Consolidated State Return filed in accordance with Section 4(a)(i).

(iv)          In the event a Consolidated State Return is not filed, each relevant member of the FRP Group and Patriot Group shall be responsible for (A) filing its own Return as a separate entity in respect of state and local income Taxes, or its own Return in respect of state and local income Taxes relating to a group consisting solely of members of the FRP Group or members of the Patriot Group, as the case may be, on behalf of the separate group, in each case including requests for extension, as if this Agreement were not in effect and (B) making Tax payments (including estimated Tax payments, if necessary). Each such member filing a Return as a separate entity pursuant to this Section 4(a)(iv) shall be entitled to any Tax benefit and shall be liable for any Tax burden resulting from the filing of such separate Return.

(b)          Allocated Tax Charge.

(i)          FRP shall be responsible for calculating the Separate Group Taxable Income or Separate Group Taxable Loss, as the case may be, for each Group included in a Consolidated State Return. Each Group included in a Consolidated State Return shall bear its Separate Group Tax Liability, if any.

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(ii)          If the Patriot Group included in a Consolidated State Return incurs a Separate Group Taxable Loss, FRP shall pay, or shall cause to be paid, to the Patriot Group (A) the amount, if any, by which the state or local income Taxes reflected on such Return are reduced by reason of the Patriot Group’s Separate Group Taxable Loss and (B) any Refund of state or local income Taxes or other state or local income Tax benefit attributable to such Separate Group Taxable Loss that is actually realized, in each case as determined by FRP in its sole discretion. To the extent the Patriot Group receives a payment from FRP in respect of a Separate Group Taxable Loss pursuant to this Section 4(b)(ii), such loss shall not be carried forward or carried back by the Patriot Group for purposes of determining Separate Group Taxable Income or Separate Group Taxable Loss in any other Taxable period (or portion thereof). To the extent the Patriot Group does not receive a payment from FRP in respect of a Separate Group Taxable Loss pursuant to this Section 4(b)(ii), such loss may be carried forward or carried back, subject to any applicable limitation with respect to carry forward or carry back losses, by the Patriot Group for purposes of determining Separate Group Taxable Income or Separate Group Taxable Loss in another Taxable period (or portion thereof).

Section 5.          Foreign Income Tax. With respect to the calculation of each Group’s Tax liability for foreign Taxes, the principles set forth in Section 4 shall apply mutatis mutandis.

Section 6.          Estimated Tax Payments.

(a)          If estimated Tax payments are required with respect to a Consolidated Group for a Pre-Deconsolidation Period, FRP shall pay, or cause to be paid, to the IRS, and/or to each relevant state, local and foreign Taxing Authority, on behalf of the members of such Consolidated Group, those estimated Tax payments that are due on the relevant dates prescribed by applicable law. On December 15 (or the proper due date under applicable law) of the year following the current Tax year, FRP shall pay to the IRS, and to each relevant state, local and foreign Taxing Authority, on behalf of the members of any Consolidated Group, the payment, if any, required to be made with a request for an extension of time in which to file a Consolidated Federal Return or a Consolidated State Return, as the case may be. Each Group’s share of such estimated Tax payments, and payments required to be made with a request for an extension of time in which to file a Consolidated Federal Return or a Consolidated State Return, shall be determined in a manner consistent with the methods set forth in Sections 3, 4 and 5 of this Agreement. Reimbursement to FRP of the Patriot Group’s share of any quarterly estimated tax payments or any payment made with a request for an extension of time in which to file a Consolidated Federal Return or a Consolidated State Return, shall be made in immediately available funds within 20 business days after receiving notice of such liability from FRP.

(b)          Notwithstanding the provisions of Section 6(a), if FRP requests in writing an advance reimbursement from the Patriot Group of the Patriot Group’s share of a quarterly estimated Tax payment or any payment required to be made with a request for an extension of time in which to file a Consolidated Federal Return or a Consolidated State Return, which request shall be not more than 10 business days and not less than 5 business days prior to the due date of such payment, the Patriot Group shall reimburse FRP not later than the due date of such estimated Tax payment.

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Section 7.          Settlement; Certain Other Tax Sharing Provisions.

(a)          FRP shall calculate settlement of the final federal, state, local and foreign Tax liability for all Pre-Deconsolidation Periods, and notify the Patriot Group of such settlement. Subject to Section 21 of this Agreement (relating to dispute resolution procedures), the Patriot Group shall pay to FRP its share of such Tax liability, as determined under Sections 3, 4 and 5 of this Agreement, within 20 business days after receiving notice of such Tax liability from FRP. Any amounts paid by any member of the Patriot Group pursuant to Section 6 and any amounts receivable by the Patriot Group in respect of a Separate Group Taxable Loss or Tax credit shall be included in determining the payments due from the Patriot Group. If the sum of any payments by the Patriot Group pursuant to Section 6, and any amounts receivable by the Patriot Group in respect of a Separate Group Taxable Loss or Tax credit exceed its Tax liability, such excess shall be refunded to the Patriot Group. Interest will be due on any underpayment or overpayment of Tax, computed from the date on which a final Return is filed at the rate equal to the “prime” rate as published in the Wall Street Journal, Eastern Edition on such date.

(b)          If a portion or all of an unused loss or Tax credit is allocated to a member of the Consolidated Group, pursuant to Treasury Regulations Section 1.1502-21(b) or Treasury Regulations Section 1.1502-79, and is carried back or forward to a Taxable year in which such member filed a separate Return or consolidated, combined or unitary Return with an affiliated group that is not a Consolidated Group, any Refund or reduction in Tax liability arising from such carry back or carryover shall be retained by such member, subject to future audit adjustments. Notwithstanding the foregoing, FRP, in its sole discretion, (i) shall determine whether an election shall be made to relinquish the entire carry back period with respect to part or all of a consolidated net operating loss for any Pre-Deconsolidation Period in accordance with Treasury Regulations Section 1.1502-21(b)(3) and (ii) may require Patriot to make an election to relinquish the entire carry back period with respect to all net operating losses and consolidated net operating losses attributable to Patriot in accordance with Proposed Treasury Regulations Section 1.1502-72(e)(1) (or any final, amended or successor version thereof that is substantively comparable).

(c)          Notwithstanding Section 7(b) above, no member of the Patriot Group shall make any election to carry back any Tax item from a Post-Deconsolidation Period to a Pre-Deconsolidation Period without FRP’s consent. In the event that FRP consents to the carry back of any Tax item by a member of the Patriot Group from a Post-Deconsolidation Period to a Pre-Deconsolidation Period or in the event that a member of the Patriot Group is required by applicable law to carry back a Tax item from a Post-Deconsolidation Period to a Pre-Deconsolidation Period, FRP shall currently compensate the Patriot Group only for a Tax item that is carried back which does not result in the loss or deferral of any Tax attribute of any member of the FRP Group. In the event that such item of a member of the FRP Group is only deferred, FRP shall make a payment to the Patriot Group in respect of such deferred item at the time the FRP Group actually realizes the deferred Tax attribute. To the extent the FRP Group suffers a permanent loss of such Tax attribute, no payment shall be made to the Patriot Group.

(d)          In the event that the Patriot Group is entitled to a Tax benefit by reason of a FRP Assumed Liability Payment, Patriot shall pay to FRP (A) the amount, if any, by which any Taxes payable by the Patriot Group are reduced by reason of the FRP Assumed Liability Payment and (B) any Refund of Taxes or other Tax benefit attributable thereto that is actually realized, in each case as determined by Patriot in consultation with FRP.

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(e)          Patriot and FRP hereby acknowledge and agree that Sections 6 and 7(a) are applicable only with respect to Pre-Deconsolidation Periods for which a final Return is filed after the date hereof.

(f)          Deductions and Reporting for Certain Equity-Based Awards.

(i)       The entity issuing the equity awards and other incentive compensation described in Section 3.3 of the Employee Matters Agreement shall be entitled to claim any Tax deduction in respect of such equity awards and other incentive compensation on its respective Tax Return associated with such event.

(ii)       If, by reason of a subsequent Final Determination as to the treatment of any Tax deduction related to the equity awards and other incentive compensation referred to in subsection (f)(i) above, a Taxing Authority determines that (A) FRP or a member of the FRP Group is entitled to a deduction to which Patriot or a member of the Patriot Group is entitled pursuant to subsection (f)(i), then FRP shall, and shall cause the FRP Group to, pay to Patriot the amount of any resulting Tax benefits within 30 days of demand therefor, or (B) Patriot or a member of the Patriot Group is entitled to a deduction to which FRP or a member of the FRP Group is entitled pursuant to subsection (f)(i), then Patriot shall, and shall cause the Patriot Group to, pay to FRP the amount of any resulting Tax benefits within 30 days of demand therefor.

(g)          Except as specifically provided herein, with respect to any Tax Return that FRP has the obligation and right to file for any Pre-Deconsolidation Periods, such Tax Return shall be prepared in accordance with past practices, accounting methods, elections, or conventions (“Past Practices”) used by the Consolidated Group with respect to the Tax Return in question (unless there is no reasonable basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices. Neither FRP nor Patriot shall take a position on any Tax Return that is reasonably expected to cause a Tax Detriment to the other party without the written consent of such party, such consent not to be unreasonably withheld or delayed.

Section 8.          Other Taxes. All federal, state, local, foreign and other Taxes that are (i) not otherwise expressly dealt with herein or (ii) determined on a single-entity basis (including any federal excise Taxes and any franchise Taxes), and the filing of any Returns with respect to such Taxes, shall be the responsibility of the Person who is liable for such Taxes or is responsible for filing such Returns under applicable law.

Section 9.          Certain Representations and Covenants.

(a)          Patriot Representations. Patriot and each member of the Patriot Group represents that as of the date hereof, and covenants that on the Distribution Date, there is no plan or intention:

(i)          to liquidate Patriot or to merge or consolidate Patriot, or any member of the Patriot Group, with any other Person subsequent to the Distribution;

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(ii)          to sell or otherwise dispose of any material asset of Patriot or any member of the Patriot Group subsequent to the Distribution, except in the ordinary course of business;

(iii)          to take any action inconsistent with the written information and representations furnished to counsel in connection with any opinion being delivered by counsel with respect to the Distribution, regardless of whether such information and representations were included in the opinion of counsel;

(iv)          to repurchase stock of Patriot other than in a manner that satisfies the requirements of IRS Revenue Procedure 96-30, as modified by IRS Revenue Procedure 2003-48;

(v)          to take any action that management of Patriot knows, or should have known, is reasonably likely to contravene any agreement with a Taxing Authority entered into prior to the Distribution Date to which any member of the Patriot Group or the FRP Group is a party; or

(vi)          to enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances, pursuant to the exercise of options or otherwise, option grants, the adoption of, or authorization of shares under, a stock option plan, capital contributions, or acquisitions, but not including the Distribution) that could reasonably be expected to cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly Patriot stock representing a “50-percent or greater interest” within the meaning of Section 355(d)(4) of the Code.

(b)          Patriot Covenants. Patriot covenants to FRP that, without the prior written consent of FRP,

(i)          during the two-year period following the Distribution Date, (A) neither Patriot, nor any member of the Patriot Group conducting an Active Business, will, or will agree to, discontinue such business or dissolve, liquidate or engage in any transaction involving a merger, consolidation or other reorganization, and (B) none of Patriot or any other member of the Patriot Group will, or will agree to, sell, exchange, distribute or otherwise dispose of any asset of any member of the Patriot Group, except in the ordinary course of business or as set forth on Schedule 9(b)(i);

(ii)          Patriot will not, nor will it permit any member of the Patriot Group to, take any action inconsistent with the information and representations furnished to counsel in connection with any opinion being delivered by counsel with respect to the Distribution, regardless of whether such information and representations were included in the opinion of counsel;

(iii)          Patriot will not, nor will it permit any member of the Patriot Group to, take any action that management of Patriot knows, or should have known, is reasonably likely to contravene any agreement with a Taxing Authority entered into prior to the Distribution Date to which any member of the Patriot Group or the FRP Group is a party;

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(iv)          during the two-year period following the Distribution Date, Patriot will not repurchase stock of Patriot in a manner contrary to the requirements of IRS Revenue Procedure 96-30, as modified by IRS Revenue Procedure 2003-48, or in a manner contrary to the representations made to counsel in connection with the opinion of counsel;

(v)          on or after the Distribution Date, Patriot will not, nor will it permit any member of the Patriot Group to, make or change any accounting method, amend any Return or take any Tax position on any Return, take any other action or enter into any transaction that results in any increased Tax liability or reduction of any Tax asset of the FRP Group or any member thereof in respect of any Pre-Deconsolidation Period;

(vi)          during the two-year period following the Distribution Date, none of Patriot or any other member of the Patriot Group will, or will agree to, sell or otherwise issue to any Person, or redeem or otherwise acquire from any Person, any Equity Securities of Patriot or any other member of the Patriot Group; provided, however, that Patriot may repurchase stock of Patriot as permitted by Section 9(b)(iv) hereof and may issue such Equity Securities to the extent such issuances satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d); and

(vii)          during the two-year period following the Distribution Date, none of Patriot or any other member of the Patriot Group will (A) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Securities of Patriot, (B) participate in or support any unsolicited tender offer for, or other acquisition, issuance or disposition of, the Equity Securities of Patriot or (C) approve or otherwise permit any proposed business combination or any transaction which, in the case of clauses (A) or (B), individually or in the aggregate, together with any transaction occurring within the four-year period beginning on the date which is two years before the Distribution Date and any other transaction which is part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) that includes the Distribution, could result in one or more Persons acquiring (except for acquisitions that otherwise satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355–7(d)) directly or indirectly stock representing a 40% or greater interest, by vote or value, in Patriot (or any successor thereto).

(c)          Patriot Covenants Exceptions. Notwithstanding the foregoing, Patriot and the members of Patriot Group may take actions inconsistent with the covenants contained in Section 9(b) above, if:

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(i)          In the case of any disposition of assets that could otherwise be subject to Section 9(b)(i) or (ii), the aggregate book value of such assets does not exceed 5 percent of total assets; or

(ii)          In the case of any other action: (A) Patriot notifies FRP of its proposal to take such action and Patriot and FRP obtain a ruling from the IRS to the effect that such actions will not result in the Distribution being taxable to FRP or its shareholders, provided that Patriot agrees in writing to bear any expenses associated with obtaining such a ruling and, provided further, that Patriot shall not be relieved of any liability under Section 10(a) of this Agreement by reason of seeking or having obtained such a ruling; or (B) Patriot notifies FRP of its proposal to take such action and obtains an opinion of counsel recognized as an expert in federal income tax matters and acceptable to FRP to the same effect as in Section 9(c)(ii)(A) , provided that such opinion is acceptable to FRP in its sole discretion; provided further, that Patriot shall not be relieved of any liability under Section 10(a) of this Agreement by reason of having obtained such an opinion.

Section 10.          Indemnities.

(a)          Patriot Indemnity. Patriot and each member of the Patriot Group will jointly and severally indemnify FRP and the members of the FRP Group against, and hold them harmless from:

(i)          any Tax liability of the Patriot Group as determined in accordance with this Agreement;

(ii)          any liability or damage resulting from a breach by Patriot or any member of the Patriot Group of any representation or covenant made by Patriot herein;

(iii)          any Tax liability of FRP that is attributable to any action of Patriot or any member of the Patriot Group, other than any action required by the Separation Agreement without regard to whether FRP has consented to such action; and

(iv)          all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i), (ii), or (iii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(b)          FRP Indemnity. FRP and each member of the FRP Group will jointly and severally indemnify Patriot and the members of the Patriot Group against, and hold them harmless from:

(i)          any Tax liability of the Consolidated Group, other than any such liabilities described in Section 10(a);

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(ii)          any Taxes imposed on Patriot or any member of the Patriot Group under Treasury Regulation 1.1502-6 (or similar provision of state, local or foreign law) solely as a result of Patriot or any such member being or having been a member of a Consolidated Group; and

(iii)          all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any income Tax liability or damage described in (i) or (ii) including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such income Tax, liability or damage.

(c)          Discharge of Indemnity. Patriot, FRP and the members of the Patriot Group and FRP Group, respectively, shall discharge their obligations under Sections 10(a) and 10(b) hereof, respectively, by paying the relevant amount within 30 days of demand therefor. Any such demand shall include a statement showing the amount due under Section 10(a) or 10(b), as the case may be. Items described in Sections 10(a)(i) and 10(b)(i) shall be calculated as set forth in Sections 3, 4 and 5. Notwithstanding the foregoing, if either Patriot, FRP or any member of the Patriot Group or FRP Group disputes in good faith the fact or the amount of its obligation under Section 10(a) or Section 10(b), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 21 hereof; provided, however, that any amount not paid within 30 days of demand therefor shall bear interest as provided in Section 14.

(d)          Tax Benefits. If an indemnification obligation of any member of the FRP Group or any member of the Patriot Group, as the case may be, under this Section 10 with respect to a Consolidated Group arises in respect of an adjustment that makes allowable to a member of the Patriot Group or a member of the FRP Group, respectively, any Tax benefit which would not, but for such adjustment, be allowable, then any payment by any member of the FRP Group or any member of the Patriot Group, respectively, pursuant to this Section 10 shall be an amount equal to (x) the amount otherwise due but for this subsection (d), minus (y) the present value of the product of the Tax benefit multiplied (i) by the maximum applicable federal, foreign, state or local, as the case may be, corporate Tax rate in effect at the time such Tax benefit becomes allowable to a member of the Patriot Group or a member of the FRP Group (as the case may be) or (ii) in the case of a credit, by 100 percent. The present value of such product shall be determined by discounting such product from the time the Tax benefit becomes allowable at the rate equal to the “prime” rate as published in the Wall Street Journal, Eastern Edition on the date of such determination.

Section 11.          Guarantees. FRP or Patriot, as the case may be, shall guarantee or otherwise perform the obligations of each member of the FRP Group or the Patriot Group, respectively, under this Agreement.

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Section 12.          Communication and Cooperation.

(a)          Consult and Cooperate. Patriot and FRP shall consult and cooperate (and shall cause each member of the Patriot Group or the FRP Group, respectively, to cooperate) fully at such time and to the extent reasonably requested by the other party in connection with all matters subject to this Agreement. Such cooperation shall include, without limitation,

(i)          the retention, and provision on reasonable request, of any and all information including all books, records, documentation or other information pertaining to Tax matters relating to the FRP Group and the Patriot Group, any necessary explanations of information, and access to personnel, until one year after the expiration of the applicable statute of limitation (giving effect to any extension, waiver, or mitigation thereof);

(ii)          the execution of any document that may be necessary (including to give effect to Section 13) or helpful in connection with any required Return or in connection with any audit, proceeding, suit or action; and

(iii)          the use of the parties’ best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing.

(b)          Provide Information. FRP and Patriot shall keep each other fully informed with respect to any material development relating to the matters subject to this Agreement.

(c)          Tax Attribute Matters. FRP and Patriot shall promptly advise each other with respect to any proposed Tax adjustments relating to a Consolidated Group, which are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and which may affect any Tax liability or any Tax attribute of FRP, Patriot, the FRP Group, the Patriot Group or any member of the Patriot Group or the FRP Group (including, but not limited to, basis in an asset or the amount of earnings and profits).

Section 13.          Audits and Contest.

(a)          Notice. FRP or Patriot shall promptly notify the other in writing upon the receipt of any notice of Tax Proceeding from the relevant Taxing Authority; provided, that a party’s right to indemnification under this Agreement shall not be limited in any way by a failure to so notify, except to the extent that the indemnifying party is materially prejudiced by such failure.

(b)          FRP Control. Notwithstanding anything in this Agreement to the contrary, except to the extent provided in paragraphs (c), (d) and (e) below, FRP shall have the right to control all matters relating to any Tax Return or any Tax Proceeding with respect to any Tax matters of a Consolidated Group or any member of a Consolidated Group. FRP shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Tax matter described in the preceding sentence; provided, however, that FRP shall keep Patriot informed of all material developments and events relating to such matters to the extent they affect the Separate Group Tax Liability of the Patriot Group or may give rise to a claim for indemnity by FRP against Patriot under Section 10(a) of this Agreement; and at its own cost and expense, Patriot shall have the right to participate in (but not to control) the defense of any such tax claim.

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(c)          Patriot Assumption of Control; Non-Section 355 Matters. If FRP determines that the resolution of any matter relating to a Tax Return or Tax Proceeding (other than a Tax Proceeding relating to the qualification of the Distribution under Sections 355 and 368(a)(1)(D) of the Code) is reasonably likely to have an adverse effect on Patriot Group with respect to any Post-Deconsolidation Period, FRP may permit Patriot to elect to assume control over disposition of such matter at Patriot’s sole cost and expense; provided, however, that if Patriot so elects, it will (i) be responsible for the payment of any liability arising from the disposition of such matter notwithstanding any other provision of this Agreement to the contrary and (ii) indemnify the FRP Group for any increase in a liability and any reduction of a Tax asset of the FRP Group arising from such matter.

(d)          Patriot Assumption of Control; Section 355 Matters. In the event of a Tax Proceeding relating to the qualification of the Distribution under Sections 355 and 368(a)(1)(D) of the Code, FRP shall have the right to control the defense of the matter in all proceedings before the IRS, provided that FRP shall keep Patriot fully informed of all material developments and shall permit Patriot a reasonable opportunity to participate in the defense of the matter.

(e)          Patriot Control. Patriot shall have full control over all matters relating to any Tax Proceeding with respect to Returns of Patriot Group relating to any Post-Deconsolidation Period.

Section 14.          Payments.

(a)          Timing, After-Tax Amounts. All payments to be made hereunder shall be made in immediately available funds. Except as otherwise provided, all payments required to be made pursuant to this Agreement will be due 30 days after the receipt of notice of such payment or, where no notice is required, 30 days after the fixing of liability or the resolution of a dispute. Payments shall be deemed made when received. Any payment that is not made when due shall bear interest at the rate equal to the “prime” rate as published on such date in the Wall Street Journal, Eastern Edition. If, pursuant to a Final Determination, any amount paid by FRP or the members of the FRP Group or Patriot or the members of the Patriot Group, as the case may be, pursuant to this Agreement results in any increased Tax liability or reduction of any Tax asset of Patriot or any member of the Patriot Group or FRP or any member of the FRP Group, respectively, then FRP or Patriot, as appropriate, shall indemnify the other party and hold it harmless from any interest or penalty attributable to such increased Tax liability or the reduction of such Tax asset and shall pay to the other party, in addition to amounts otherwise owed, the After-Tax Amount. With respect to any payment required to be made or received under this Agreement, FRP has the right to designate, by written notice to Patriot, which member of the FRP Group will make or receive such payment.

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(b)          Netting of Payments. If, on the day payment is due under this Agreement, each of FRP and Patriot (each, a “Party”) owes an amount to the other Party pursuant to this Agreement and any other agreement between the Parties, including, without limitation, the Separation Agreement and any Ancillary Agreement, as defined in the Separation Agreement, the Parties shall satisfy their respective obligations to each other by netting the aggregate amounts due to one Party against the aggregate amounts due to the other Party, with the Party, if any, owning the greater aggregate amount paying the other Party the difference between the amounts owed. Such net payment shall be made pursuant to the provision of Section 14(a).

Section 15.          Notices. Any notice, demand, claim, or other communication under this Agreement shall be in writing and shall be deemed to have been given upon the delivery or mailing, thereof, as the case may be, if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or at such other address as a party may specify by notice to the other):

If to FRP or the FRP Group, to:

FRP Holdings, Inc.

Attn: President

200 W. Forsyth Street, 7th Floor

Jacksonville, Florida 32202

If to Patriot or the Patriot Group, to:

Patriot Transportation Holding, Inc.

Attn: President

200 W. Forsyth Street, 7th Floor

Jacksonville, Florida 32202

Section 16.          Costs and Expenses.

(a)          Except as expressly set forth in this Agreement, each party shall bear its own costs and expenses incurred pursuant to this Agreement. For purposes of this Agreement, costs and expenses shall include, but not be limited to, reasonable attorneys’ fees, accountant fees and other related professional fees and disbursements. Notwithstanding anything to the contrary in this Agreement, each of the Patriot Group and the FRP Group will be responsible for its allocable portion, as determined by FRP, of (i) all costs and expenses attributable to filing any Return that reflects the income, assets or operations of the Patriot Group or the FRP Group, respectively and (ii) all costs and expenses incurred by FRP or Patriot, respectively, in complying with the provisions of Section 12 of this Agreement.

(b)          With respect to all Tax Proceedings, including any pending litigation with any Taxing Authority, costs shall be allocated in good faith by FRP. Each party hereto shall be liable for its allocable portion of such costs as provided in Section 10.

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Section 17.          Effectiveness; Termination and Survival. This Agreement shall become effective upon the consummation of the Distribution. All rights and obligations arising hereunder shall survive until they are fully effectuated or performed; provided, further, that notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved.

Section 18.          Section Headings.

The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof or in any way affect the meaning or interpretation of this Agreement.

Section 19.          Entire Agreement; Amendments and Waivers.

(a)          Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alteration, amendment, modification, or waiver of any of the terms of this Agreement shall be valid unless made by an instrument signed by an authorized officer of each of FRP and Patriot, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)          Amendments and Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege. This Agreement shall not be waived, amended or otherwise modified except in writing, duly executed by all of the parties hereto.

Section 20.          Governing Law and Interpretation.This Agreement shall be construed and enforced in accordance with the laws of the State of Florida without giving, effect to laws and principles relating to conflicts of law.

Section 21.          Dispute Resolution. In the event of any dispute relating to this Agreement, including but not limited to whether a Tax liability is a liability of the FRP Group or the Patriot Group, the parties shall work together in good faith to resolve such dispute within 30 days. If the parties are unable to resolve such dispute within 30 days, such dispute shall be resolved by an accounting firm whose selection shall be reasonably satisfactory to both parties and whose fees and costs shall be shared equally by FRP and Patriot.

Section 22.          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

Section 23.          Assignments; Third Party Beneficiaries. Except as provided below, this Agreement shall be binding upon and shall inure only to the benefit of the parties hereto and their respective successors and assigns, by merger, acquisition of assets or otherwise (including but not limited to any successor of a party hereto succeeding to the Tax attributes of such party under applicable law). This Agreement is not intended to benefit any person other than the parties hereto and such successors and assigns, and no such other person shall be a third party beneficiary hereof.

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Section 24.          Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party, and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such party.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.

FRP HOLDINGS, INC., a Florida corporation, on its behalf and on behalf of the members of the FRP Group

By
Name:
Title:

PATRIOT TRANSPORTATION HOLDING, INC., a Florida corporation, on its behalf and on behalf of the members of the Patriot Group

By
Name:
Title:

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